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10.61 May 15, 2008 Employment Agreement of Matthew M. McKenzie and Addendum "A" dated July 1, 2010.

EMPLOYMENT AGREEMENT

Matthew McKenzie, Employee

THIS AGREEMENT is entered into this 15th day of May 2008, by and between Waytronx, Inc., a Colorado corporation (hereinafter "Waytronx" or "Employer") and **Matthew McKenzie**, hereinafter ("Employee"), collectively referred to herein as the "Parties", or in the singular as "Party."

WHEREAS, Waytronx is in the business of commercialization of innovative thermal cooling technology, WayCool. The WayCool architecture incorporates a variety of patent pending designs of a new scientific approach to addressing intense heat generated in electronic systems, including computers, home entertainment systems, test fixtures and medical monitoring devices. Waytronx, Inc., through its wholly owned subsidiary, also concentrates on the manufacture and distribution, domestically and internationally, of electronic components (power supplies, transformers, speakers, buzzers, converters and connectors) and industrial control and power devices (encoders and industrial power devices).

WHEREAS, the Waytronx corporate offices are presently located at 2332 LaMirada Drive, Suite 400, Vista, California 92081-7861 and other facilities are located elsewhere within the United States of America.

WHEREAS, Waytronx has agreed to hire Employee and Employee has agreed to provide services to Waytronx under a written contract wherein Employee agrees to provide such services and Waytronx agrees to maintain Employee's employment, salary and other benefits, subject to the terms and conditions contained herein.

IT IS THEREFORE AGREED:

1. EFFECTIVE DATE. This Agreement is entered into and is effective on the date indicated above and, except as otherwise noted herein, shall remain in effect until such time as it is terminated as provided for herein.

2. ASSIGNMENT AND DUTIES. Employee shall be employed as **President/Chief Operating Officer (COO) of Waytronx Holdings, Inc. d/b/a CUI, a wholly owned subsidiary of Waytronx, Inc. and Chief Operating Officer of Waytronx, Inc.** Employee and shall perform such duties as shall be reasonably assigned to him by the Chief Executive Officer of the Employer which are consistent with Employee's office/title. Employee shall serve at the direction of and be responsible to the Chief Executive Officer of Employer. Throughout the period of his employment hereunder, the Employee shall: (i) devote his full business time, attention, knowledge and skills, faithfully, diligently and professionally, to the active performance of his duties and responsibilities hereunder on behalf of the Employer at a level at least equal to that generally expected of an employee of a business comparable to that of the Employer, having the rank and responsibilities of the Employee; (ii) observe and carry out such rules, regulations, policies, directions and restrictions of general application to all employees of the Employer having a rank comparable to that of the Employee as may reasonably be established from time to time by the Employer's Board of Directors including, but not limited to, the standard policies and procedures of the Employer as in effect from time to time; and (iii) do

such traveling as may reasonably be required in connection with the performance of such duties and responsibilities. The Employee shall devote his entire productive time, ability, and attention to the business of the Employer during the term of this contract. The Employee shall not directly or indirectly render any services of a business, commercial, or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of the Board of Directors of the Employer. The Employee represents that the services to be performed under the terms of this contract are of a special, unique, unusual, extraordinary, and intellectual character that gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. The Employee, therefore, expressly agrees that the Employer, in addition to any other rights or remedies that the Employer may possess, shall be entitled to injunctive and other equitable relief to prevent a breach of this contract by the Employee.

3. COMPENSATION; EXEMPT STATUS. Employee's rate of compensation is set at **one hundred twenty thousand dollars ($120,000) per annum**; payable in bi-weekly installments or such other reasonable periodic installment as may be put in place by Employer for other officers/executives of Employer. Employee acknowledges that Employee is hired as an exempt employee, and further acknowledges that he understands the difference between an exempt and non-exempt employee under the laws of the State of Oregon.

4. REIMBURSEMENT OF EXPENSES. In order to perform his duties, Employee might be required to travel, entertain present and potential customers of Waytronx, and shall incur other expenses on behalf of Waytronx. Waytronx shall reimburse Employee for all expenses incurred by him within 30 days of receiving notice of the expenses. It is also understood that Employee's travel and entertainment expenses will be at least "Business" class.

5. OTHER BENEFITS:
   a. Employee shall be entitled to participate in any qualified and non-qualified stock option plans, stock purchase agreements or Incentive Stock Options Plans of the Company in which he is eligible to participate pursuant to the terms of such plans. Employee's participation in such plan will not obligate the Company to the continued employment of Employee. The specific terms and conditions of any such plan(s) approved by the Board of Directors shall govern and control the rights of all parties hereto.
   b. Employee is entitled to participate in all employee benefit programs that Waytronx maintains or may establish during the term of this Agreement including, but not limited to: medical coverage, including optical and dental coverage; pension plans, group life insurance; and any other plans that may be established at the sole discretion of Waytronx.
   c. Employee shall accrue PTO; holidays; expenses; reimbursement policies; and other benefits as set forth in the Employee Handbook in effect at Waytronx.
   d. If Employee for any reason whatsoever becomes permanently disabled, so that he is unable to perform the duties under this Agreement, the Company agrees to pay Employee seventy five percent of his annual salary, payable in the same manner as the salary under this Agreement, for six months.

6. BONUS PROVISION. As incentive compensation, upon reaching the threshold requirements, Employee is entitled to the following bonus incentives:
    a. For each calendar year, beginning with 2008, in which the Waytronx yearend Statement of Operations shows a profit (EBIDTA) and the Gross Revenue of the Employer equal or exceed fifteen (15%), but less than thirty percent (30%), of the immediate preceding calendar year, the Employee shall be entitled to receive a cash bonus in an amount equal to fifty percent (50%) of his prior year base salary in addition to any other compensation to which the Employee may be entitled under this Agreement; provided, however, that the Employee shall be entitled to the bonus only if the Employee has been employed by the Employer during that entire calendar year. In substitution of the bonus percentages described in the prior sentence, the Employee shall be entitled to receive from the Employer, in any year in which annual Gross Revenue exceeds by 30% of the prior calendar year gross revenue, a sum equal to 100% of the Employee's prior year base salary. The bonus shall be paid within fifteen (15) days after the end of the calendar year.

       As used in this Agreement, "Gross Revenue" shall be as determined according to sound accounting principles by the firm of certified public accountants retained by the Employer and in conformity with the prior accounting practices of the Employer as shown on the Statement of Operations prepared and certified by the firm of accountants then providing accounting services for the Employer, with no adjustments in book value for operations of the Employer subsequent to the fiscal year. The computation as determined by the firm shall be final and conclusive for such purposes on both the Employer and the Employee.

    b. Waytronx will also provide to Employee an Executive Stock Incentive Plan. In order to provide an accurate and adequate compensation package, the Board shall appoint a Compensation Committee ("Committee") to design and authorize the Plan. That Committee shall hire an outside expert in such compensation matters to provide advice to the Committee on the range of compensation appropriate for such Employee and shall design a Plan that reasonably fits within such range.

7. TERM OF EMPLOYMENT. Waytronx agrees to employ Employee and Employee agrees to serve Waytronx in the capacity stated above for a period **of three (3) years from the date hereof.** The Employment Period shall be **automatically renewed for successive one year periods** unless terminated by either Employee or the Company by giving written notice of termination three (3) months in advance of the renewal date for each term

8. TERMINATION WITH CAUSE. The Company shall have the option to terminate Employee, effective upon written notice of such termination to Employee, for Just Cause. For purpose of this Agreement, the term "Just Cause" shall mean the occurrence of any one or more of the following events: (i) the commission by Employee of theft or embezzlement of Company property or other acts of dishonesty against the Company; (ii) the commission by Employee of a crime resulting in injury to the business, property or reputation of the Company or any affiliate of the Company or commission of other significant activities harmful to the business or reputation of the Company, (iii) Employee entering into a written agreement with a competitor which provides that Employee will perform related activities on behalf of that competitor; (iv) Employee engaging in a conflict of interest activity which the Board

reasonably considers to be harmful to the best interests of the Company or (v) gross incompetence of the Employee in the performance of the duties assigned to the Employee.

In the event Waytronx terminates this Agreement for just cause, Waytronx's duty to pay salary will be excused from the date of termination forward, but its duty to award bonus stock which has already been vested shall continue, as will its duty to pay any expenses already incurred by Employee before termination.

9. TERMINATION WITHOUT CAUSE. Should Waytronx terminate this contract without cause, it must:
    a. Give Employee no less than thirty (30) days written notice of such decision to terminate;
    b. Pay the salary due to Employee for the remainder of his three (3) year term.
    c. Continue medical benefits as described herein through the end of the contract term; and
    d. Pay to Employee any then outstanding expenses incurred by Employee before the termination.

10. VOLUNTARY TERMINATION. Employee may voluntarily terminate his employment with Waytronx upon sixty (60) days written notice. If Employee voluntarily terminates his employment then the duty of Waytronx to pay salary ends on the date of that termination and Waytronx shall pay all expenses already incurred by Employee before termination.

11. MERGER, CONSOLIDATION, TRANSFER, DISSOLUTION. This Agreement shall not be terminated by any:
    a. Merger or consolidation in which the Company is not the new or surviving corporation;
    b. Transfer of all or substantially all of the assets of the Company; or
    c. Voluntary or involuntary dissolution of the Company.
    d. In the event of any merger or consolidation or transfer of assets, the surviving or new corporation or the transferee of the Company's assets shall be bound by and shall have the benefit of the provisions of this Agreement. The Company shall take all actions necessary to insure that the corporation or transferee is bound by the provisions of this Agreement.

12. SURRENDER OF PROPERTIES. Upon termination of Employee's employment with the Company, regardless of the reason therefore, Employee shall promptly surrender to the Company all property provided him by the Company for use in relation to his employment and, in addition, Employee shall surrender to the Company any and all materials, lists, files, patent applications, records, models, notes, copies of documents records, and any written or recorded information in regards to the business of the Company or other materials and information of or pertaining to the Company or its customers or prospective customers or the products, business, and operations of the Company.

13. NO EXPECTATION OF PRIVACY. It is understood and agreed that there is no expectation of privacy at Waytronx. All areas of the work place, excluding only the rest rooms, are subject to physical, audio, video or other means of surveillance, recording and/or inspection. This includes, without limitation, all desks, lockers and offices. All items brought into the

workplace, including briefcases and purses, are subject to search at any time, with or without cause, and without any prior notice. All telephone conversations are subject to being monitored and/or recorded.

14. COMPLIANCE WITH WAYTRONX'S POLICIES AND PROCEDURES. Employee acknowledges that he has been provided with a copy of Waytronx's Employee Handbook, and understands that he has a duty to read the manual in its entirety, and has signed a statement to the effect that Employee has received the manual, has read it in its entirety, and understands the content of the manual. Employee agrees to comply with all rules, regulations and policies of the company. All rules, regulations, policies and benefits are subject to change.

15. CONFLICTS BETWEEN THIS AGREEMENT AND EMPLOYEE HANDBOOK. Should there exist any conflict between the terms and conditions contained in this Agreement and the Employee Handbook then in effect, as to that portion of the clause(s) in conflict only, the terms and conditions herein shall control. All other provisions in the Employee Handbook, and all other terms and conditions contained herein, shall remain in full force and effect.

16. CONFIDENTIALITY. Employee acknowledges that he will receive, during the course of his employment with Waytronx, information and documents which are secret and proprietary, and which are the property of Waytronx. Employee acknowledges that all methods, policies, procedures, practices, and calculations, as well as all lists and other documents prepared by or for the benefit of Waytronx are secret and proprietary, and, shall not be copied by any means, or removed from the premises for any reason, without the express, written permission from the corporation's president. Employee agrees that he shall not disclose any information relating to Waytronx, or provide an original or copy of any document prepared by or for the benefit of Waytronx, to any third party, or for any reason, without the express, written permission from the corporation's Board of Directors. It is agreed that this clause shall survive Employee's termination of employment. Employee acknowledges that the wrongful disclosure of Waytronx's proprietary information and/or documents would result in irreparable harm to Waytronx, and that the damages sustained as a proximate result of said disclosure would be difficult, if not impossible to measure. As such, Employee agrees that Waytronx would be entitled to seek injunctive relief from any court having competent jurisdiction to prevent the disclosure, or further disclosure of Waytronx's proprietary information and/or documents.

17. COVENANT NOT TO COMPETE.

(a) DURING EMPLOYMENT PERIOD. During the Employment Period, Employee shall not, without the prior written consent of the Company, engage in any other business activity for gain, profit, or other pecuniary advantage (excepting the investment of funds in such form or manner as will not require any services on the part of Employee in the operation of the affairs of the companies in which such investments are made) or engage in or in any manner be connected or concerned, directly or indirectly, whether as an officer, director, stockholder, partner, owner, employee, creditor, or otherwise, with the operation, management, or conduct of any business that competes with or is of a nature similar to that of the Company.

(b) FOLLOWING TERMINATION OF EMPLOYMENT PERIOD. Within a one year period immediately following the termination of Employee's employment with the

Company, regardless of the reason therefore, Employee shall not, without the prior written consent of the Company: (a) engage in or in any manner be connected or concerned, directly or indirectly, whether as an officer, director, stockholder, partner, owner, employee, creditor, or otherwise with the operation, management, or conduct of any business similar to the business of the Company being conducted at the time of such termination; (b) solicit, contact, interfere with, or divert any customer served by the Company, or any prospective customer identified by or on behalf of the Company, during Employee's employment with the Company; or (c) solicit any person then previously employed by the Company to join Employee, whether as a partner, agent, employee or otherwise, in any enterprise engaged in any business similar to the business of the Company being conducted at the time of such termination.

18. NOTICES. Any notice to be given pursuant to the provisions of this Agreement shall be in writing, and shall be either personally served or mailed to the recipient of the notice at that Party's last known address. Any notice to be mailed shall be deposited in the United States mail, first class with all postage prepaid.

19. ASSIGNMENT. None of the rights or privileges contained herein may be assigned, conveyed, licensed or transferred to any other person, firm, corporation or organization.

20. WAIVER. Waiver by one Party of any breach of any provision of this Agreement shall not operate or be construed as a waiver by that PARTY of any subsequent or continuing breach.

21. JURISDICTION, VENUE AND SERVICE OF PROCESS. Both Parties consent to the jurisdiction of the state and federal courts for Multnomah County, Oregon.

22. INVALIDITY. Should any term or condition contained herein be adjudged invalid or contrary to law by any court with competent jurisdiction, the remaining terms and provisions shall continue with full force and effect.

23. ONLY AGREEMENT. This Agreement constitutes the entire agreement between the parties relating to the matter contained herein, and all prior agreements, proposals, and discussions, whether written or oral, shall be null and void. This Agreement may not be amended except by written agreement executed by both Parties.

24. LEGAL FEES. Should any action be brought by one Party against the other Party due to any alleged breach of this Agreement, or interpretation or enforcement of any term or condition contained herein, the prevailing Party shall be entitled to recover, in addition to any relief awarded by the court, jury or arbitrator, reasonable attorney's fees and expenses.

25. INTERPRETATION. This Agreement is intended to be performed in the State of Oregon and shall be interpreted under the laws of the State of Oregon.

26. SECTION HEADINGS. Section headings have been included in this Agreement merely for convenience or reference. They are not to be considered part of, or to be used in interpreting this Agreement.

27. AUTHORIZATION. Those persons executing this Agreement on behalf of the Parties represent that the execution and performance of the terms of this Agreement have been duly authorized by their respecting governing board(s), and that this Agreement is a valid and legal obligation enforceable in accordance with its terms.

28. ACKNOWLEDGMENT. The parties hereto acknowledge that they have read this Agreement, encompassing six (6) pages, and understand and agree to be bound by its terms and conditions. In addition to this Agreement, Employee agrees to sign and abide by the terms of Waytronx's Employee Handbook. This Agreement may be signed in counterparts. Any exact copy of this Agreement may be used as an original for any purpose. A facsimile signature may be used, and shall have the same affect, as an original signature.

Waytronx, Inc.

By: ______________________ Dated: May 15, 2008
William J. Clough, President/CEO

Employee

______________________ Dated: May 15, 2008
Matthew McKenzie

ADDENDUM "A"
TO
EMPLOYMENT AGREEMENT
of
Matthew M. McKenzie, Employee

THIS FIRST ADDENDUM TO EMPLOYMENT **AGREEMENT** is entered into this 1st day of **July** 2010, by and between Waytronx, Inc., a Colorado corporation (hereinafter "Waytronx" or "Employer") and **Matthew M. McKenzie**, hereinafter ("Employee"), collectively referred to herein as the "Parties", or in the singular as "Party."

WHEREAS, Employee and Waytronx entered into an Employment Agreement dated May 15, 2008 that provides for all customary matters *inter alia* compensation, bonus, term, etc.

WHEREAS, Employee and Waytronx have agreed to modify and revise certain terms and conditions of the Employment Agreement as modified and to retain, intact, all non-modified provisions and covenants.

IT IS THEREFORE AGREED:

1. EFFECTIVE DATE. This Agreement is entered into and is effective on the date indicated above and, except as otherwise noted herein, shall remain in effect until such time as it is terminated as provided for herein.

2. ASSIGNMENT AND DUTIES. Employee shall be employed as **President/Chief Operating Officer (COO) of Waytronx Holdings, Inc. d/b/a CUI, a wholly owned subsidiary of Waytronx, Inc. and Chief Operating Officer of Waytronx, Inc.** Employee and shall perform such duties as shall be reasonably assigned to him by the Chief Executive Officer of the Employer which are consistent with Employee's office/title. Employee shall serve at the direction of and be responsible to the Chief Executive Officer of Employer. Throughout the period of his employment hereunder, the Employee shall: (i) devote his full business time, attention, knowledge and skills, faithfully, diligently and professionally, to the active performance of his duties and responsibilities hereunder on behalf of the Employer at a level at least equal to that generally expected of an employee of a business comparable to that of the Employer, having the rank and responsibilities of the Employee; (ii) observe and carry out such rules, regulations, policies, directions and restrictions of general application to all employees of the Employer having a rank comparable to that of the Employee as may reasonably be established from time to time by the Employer's Board of Directors including, but not limited to, the standard policies and procedures of the Employer as in effect from time to time; and (iii) do such traveling as may reasonably be required in connection with the performance of such duties and responsibilities. The Employee shall devote his entire productive time, ability, and attention to the business of the Employer during the term of this contract. The Employee shall not directly or indirectly render any services of a business, commercial, or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of the Board of Directors of the Employer. The Employee represents that the services to be performed under the terms of this contract are of a special, unique, unusual, extraordinary, and intellectual character that gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an

action at law. The Employee, therefore, expressly agrees that the Employer, in addition to any other rights or remedies that the Employer may possess, shall be entitled to injunctive and other equitable relief to prevent a breach of this contract by the Employee.

3. COMPENSATION; EXEMPT STATUS. Employee's rate of compensation is set **at two hundred and five thousand dollars ($205,000) per annum**; payable in bi-weekly installments or such other reasonable periodic installment as may be put in place by Employer for other officers/executives of Employer. Employee acknowledges that Employee is hired as an exempt employee, and further acknowledges that he understands the difference between an exempt and non-exempt employee under the laws of the State of Oregon.

4. OTHER BENEFITS:
   a. Employee shall be entitled to participate in any qualified and non-qualified stock option plans, stock purchase agreements or Incentive Stock Options Plans of the Company in which he is eligible to participate pursuant to the terms of such plans. Employee's participation in such plan will not obligate the Company to the continued employment of Employee. The specific terms and conditions of any such plan(s) approved by the Board of Directors shall govern and control the rights of all parties hereto.
   b. Employee is entitled to participate in all employee benefit programs that Waytronx maintains or may establish during the term of this Agreement including, but not limited to: medical coverage, including optical and dental coverage; pension plans, group life insurance; and any other plans that may be established at the sole discretion of Waytronx.
   c. Employee shall accrue PTO; holidays; expenses; reimbursement policies; and other benefits as set forth in the Employee Handbook in effect at Waytronx.
   d. If Employee for any reason whatsoever becomes permanently disabled, so that he is unable to perform the duties under this Agreement, the Company agrees to pay Employee seventy five percent of his annual salary, payable in the same manner as the salary under this Agreement, for six months.

5. BONUS PROVISION. As incentive compensation, upon reaching the threshold requirements, Employee is entitled to the following bonus incentives:
   a. For each calendar year in which the Waytronx yearend Statement of Operations shows a profit (EBITDA) the following bonus provisions shall apply:
      i. FY 2010 – Gross Revenue of the Employer equal or exceed fifteen percent (15%), but less than thirty percent (30%), of the immediate preceding calendar year, the Employee shall be entitled to receive a cash bonus in an amount equal to fifty percent (50%) of his prior year base salary in addition to any other compensation to which the Employee may be entitled under this Agreement. In substitution of the bonus percentages described in the prior sentence, the Employee shall be entitled to receive from the Employer, in any year in which annual Gross Revenue exceeds by thirty percent (30%) of the prior calendar year gross revenue, a sum equal to one hundred percent (100%) of the Employee's prior year base salary. All such bonus payments shall be paid to Employee in twelve (12) equal installments during the year

following the year in which the bonus is earned and shall be paid on the 15th day of each month during that year.

ii. FY 2011 and forward – to be negotiated year-to-year based on mutually agreeable criteria.

As used in this Agreement, "Gross Revenue" shall be as determined according to sound accounting principles by the firm of certified public accountants retained by the Employer and in conformity with the prior accounting practices of the Employer as shown on the Statement of Operations prepared and certified by the firm of accountants then providing accounting services for the Employer, with no adjustments in book value for operations of the Employer subsequent to the fiscal year. The computation as determined by the firm shall be final and conclusive for such purposes on both the Employer and the Employee.

6. TERM OF EMPLOYMENT. Waytronx agrees to employ Employee and Employee agrees to serve Waytronx in the capacity stated above for a period of **three (3) years from May 15, 2011 or, to and through, May 15, 2014.** The Employment Period shall be **automatically renewed for successive one year periods** unless terminated by either Employee or the Company by giving written notice of termination three (3) months in advance of the renewal date for each term

7. PRIOR ENTITLEMENTS NOT EXTINGUISHED. Except as expressly modified by this Addendum "A", the Employment Agreement dated May 15, 2008, along with all rights and privileges derived therefrom, shall remain in effect throughout the term of the Addendum "A". Any and all sums, benefits and entitlements accrued prior to this addendum are not extinguished hereby.

Employee

____
Matthew M. McKenzie

Waytronx, Inc.
Compensation Committee

By: _______________________________
Colt Melby, Director

____
Corey Lambrecht, Director

following the year in which the bonus is earned and shall be paid on the 15th day of each month during that year.

ii. FY 2011 and forward – to be negotiated year-to-year based on mutually agreeable criteria.

As used in this Agreement, "Gross Revenue" shall be as determined according to sound accounting principles by the firm of certified public accountants retained by the Employer and in conformity with the prior accounting practices of the Employer as shown on the Statement of Operations prepared and certified by the firm of accountants then providing accounting services for the Employer, with no adjustments in book value for operations of the Employer subsequent to the fiscal year. The computation as determined by the firm shall be final and conclusive for such purposes on both the Employer and the Employee.

6. TERM OF EMPLOYMENT. Waytronx agrees to employ Employee and Employee agrees to serve Waytronx in the capacity stated above for a period of **three (3) years from May 15, 2011 or, to and through, May 15, 2014.** The Employment Period shall be **automatically renewed for successive one year periods** unless terminated by either Employee or the Company by giving written notice of termination three (3) months in advance of the renewal date for each term

7. PRIOR ENTITLEMENTS NOT EXTINGUISHED. Except as expressly modified by this Addendum "A", the Employment Agreement dated May 15, 2008, along with all rights and privileges derived therefrom, shall remain in effect throughout the term of the Addendum "A". Any and all sums, benefits and entitlements accrued prior to this addendum are not extinguished hereby.

Employee

____
Matthew M. McKenzie

Waytronx, Inc.
Compensation Committee

By: ________________________ ________________________
Colt Melby, Director Corey Lambrecht, Director